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                                                                   EXHIBIT 23b

INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Registration Statement of Americorp on Form S-8 of our auditors' report, dated January 23, 1998 (except for Note 6 as to which the date is May 7, 1998 and for Note 17 as to which the date is August 27, 1998), on our audit of the consolidated balance sheet of Americorp and subsidiary as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the two years then ended, which report is included in the 1998 Annual Report on Form 10-K.


Fanning & Karrh

Ventura, California
October 29, 1999